Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of XOMA Ltd. for the registration of $100,000,000 of its common shares, preference shares, debt securities and warrants, and to the incorporation by reference therein of our reports dated March 11, 2010, with respect to the consolidated financial statements of XOMA Ltd., and the effectiveness of internal control over financial reporting of XOMA Ltd. included in its Annual Report (Form 10-K) for the year ended December 31, 2009, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Palo Alto, California
February 10, 2011